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                                                                     EXHIBIT 5.1

                                              [LETTERHEAD OF COOLEY GODWARD LLP]


May 29, 1998

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1789


Ladies and Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by Amgen Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering an offering of up to 1,500,000 shares (the "Shares") of common stock of the Company which may be issued upon exercise of options granted under the Company's 1997 Special Non-Officer Equity Incentive Plan, Amended and Restated 1991 Equity Incentive Plan, Amended and Restated 1988 Stock Option Plan and Amended and Restated 1987 Director Stock Option Plan (each a "Plan" and collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
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Amgen Inc.
May 29, 1998
Page Two



We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Andrea Vachss

Andrea Vachss